Exhibit (23)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 and S-8 (Nos. 33-9563, 33-9986, 33-18262, 33-20997, 33-27209, 33-31687, 33-48707, 33-57886, 33-60487, 333-09367, 333-47961, 333-48153, 333-76715, 333-76717, 333-76765, 333-40818 and 333-40824) of Owens Corning of our report dated February 6, 2003 relating to the financial statements, which appears in this Form 10-K/A. We also consent to the incorporation by reference of our report dated February 6, 2003 relating to the financial statement schedule, which appears in Owens Corning's Annual Report on Form 10-K for the year ended December 31, 2002, filed on March 28, 2003.

/s/ PricewaterhouseCoopers LLP

Toledo, Ohio
March 31, 2003